Exhibit 24.2





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

April 24, 2002


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports relating to the financial statements of China Xin Network Media Corp. contained in the Registrant's Forms 8-K filed on March 15, 2002, January 11, 2002, December 21, 2001 and November 28, 2001; Forms 8-K-A filed on February 6, 2002, January 11, 2002 and January 4, 2002; Quarterly Reports on Form 10-QSB for the quarters ended December 31, 2001 and September 30, 2001; and Quarterly Report on Form 10-QSB-A for the quarter ended December 31, 2001 and to all references to our firm appearing in such Registration Statement. Such financial statements are in accordance with United States Generally Accepted Accounting Principles.


/s/ Fine & Associates


Fine & Associates
PH 1, 5th Floor
5101 Rue Buchan
Montreal, Quebec, Canada H4P 1S4